Exhibit 99.1

Avaya Holdings Corp.
Reconciliation of ASC 606 to ASC 605 GAAP results
Three months ended December 31, 2018
(Unaudited; in millions)

	Q1 FY19 results under ASC 606	ASC 606 Impact	Q1 FY19 results under ASC 605
REVENUE
Products	$324	$30	$294
Services	414	20	394
	738	50	688
COSTS
Products:
Costs	115	6	109
Amortization of technology intangible assets	43	—	43
Services	173	6	167
	331	12	319
GROSS PROFIT	407	38	369
OPERATING EXPENSES
Selling, general and administrative	257	(8)	265
Research and development	53	—	53
Amortization of intangible assets	40	—	40
Restructuring charges, net	7	—	7
	357	(8)	365
OPERATING INCOME	$50	$46	$4